EXHIBIT 2

A copy of the Comptroller of the Currency Certificate of Corporate Existence for Computershare Trust Company, National Association, dated February 4, 2025.

Office of the Comptroller of the Currency

Washington, DC 20219

CERTIFICATE OF CORPORATE EXISTENCE AND FIDUCIARY POWERS

I, Michael J. Hsu, Acting Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq, as amended, and 12 USC 1, et seq, as amended, has possession, custody, and control of all records pertaining to the chartering, regulation, and supervision of all national banking associations.

2. "Computershare Trust Company, National Association," Canton, Massachusetts (Charter No. 23148), is a national banking association formed under the laws of the United States and is authorized thereunder to transact the business of banking and exercise fiduciary powers on the date of this certificate.

IN TESTIMONY WHEREOF, today, February 4, 2025, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the U.S. Department of the Treasury, in the City of Washington, District of Columbia.

Acting Comptroller of the Currency

CURRENCY BUREAU SEAL OF THE Comptroller OF THE CURRENCY TREASURY DEPARTMENT

2025-00504-C